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                                                             Exhibit 4(a)

                       WASHINGTON REAL ESTATE INVESTMENT TRUST
                                   SHARE GRANT PLAN


                                     SECTION ONE

                           DESIGNATION AND PURPOSE OF PLAN

     The purpose of the Washington Real Estate Investment Trust Share Grant Plan (the "Plan") is to increase the ownership of Shares by the executives and trustees who are mainly responsible for the continued growth and development and financial success of Washington Real Estate Investment Trust (the "Trust"). Such Share ownership gives such individuals a proprietary interest in the Trust which induces them to continue in its employ or trusteeship and rewards performance that directly supports the achievement of the Trust's business objectives. The Plan also enables the Trust to attract and retain such executives and trustees with critical technical and management talent and reward them for the continued profitable performance of the Trust.

                                     SECTION TWO

                                     DEFINITIONS

     The following definitions are applicable herein:

     "Award" - Restricted Shares or Unrestricted Shares granted hereunder.

     "Board" - the Board of Trustees of the Trust.

     "Change in Control" - an occasion upon which (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Trust or a corporation owned, directly or indirectly, by the shareholders of the Trust in substantially the same proportions as their ownership of Shares of the Trust, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Trust representing 30% or more of the combined voting power of the Trust's then outstanding securities; or (ii) during any period of twenty-four (24) consecutive months (not including any period prior to the adoption of this Plan), individuals who at the beginning of such period constitute the Board and any new trustee (other than a trustee designated by a person who has entered into an agreement with the Trust to effect a transaction described in clauses (i) or (iii) of this Paragraph) whose election by the Board or nomination for election by the Trust's shareholders was approved by a vote of at least two-thirds (2/3) of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii)


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either (a) the shareholders of the Trust approve a merger or consolidation of the Trust with any other corporation or trust other than a merger or consolidation which would result in the voting securities of the Trust outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Trust or such surviving entity outstanding immediately after such merger or consolidation, (b) the shareholders of the Trust approve a plan of complete liquidation of the Trust, or (c) the shareholders of the Trust approve an agreement for the sale or disposition by the Trust of all or substantially all the Trust's assets.

     "Code" - the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

     "Committee" - the Committee of the Board appointed to administer the Plan pursuant to Section Four.

     "Covered Employee" - an individual described in Section 162(m)(3) of the Code.

     "Date of Grant" - the date on which the granting of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

     "Eligible Individual" - (i) any officer of the Trust who holds the position of Vice President of the Trust or higher; (ii) unless otherwise specified by the Committee on a year-by-year basis, any person who serves as a trustee to the Trust, exclusive of any trustee who is also an employee of the Trust; and (iii) any other person employed by the Trust and designated as an Eligible Individual by the Committee.

     "Participant" - an Eligible Individual who has been granted an Award under this Plan.

     "Restricted Shares" - an Award of Shares which has been granted to an employee under Section Seven.

     "Share" - a share of beneficial interest in the Trust.

     "Trust" - Washington Real Estate Investment Trust.

     "Unrestricted Shares" - an Award of Shares which has been granted to a trustee under Section Seven.

     Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular and the masculine may mean the feminine.



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                                    SECTION THREE

                             EFFECTIVE DATE AND DURATION

     A. Effective Date. This Plan has been adopted by the Board as of December 16, 1997. The Plan shall be effective so as to permit the grant of Awards to officers on or about December 16, 1997 and so as to permit the grant of Awards to trustees on or about December 15, 1998.

     B. Period for Grant of Awards. Awards may be made as provided herein for a period of ten (10) years commencing December 16,1997.


                                     SECTION FOUR

                                    ADMINISTRATION

     A. Appointment of Committee. The Board may act as the Committee or may appoint a Committee which shall consist of not less than three (3) members of the Board and which members shall be Non-Employee trustees as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (or such greater number of members which may be required by said Rule 16b-3). In addition, the Board shall designate a member of the Committee to act as Chairman of the Committee, and the Board may remove any member of the Committee at any time and appoint any trustee to fill any vacancy on the Committee.

     B. Committee Meetings. The Committee shall hold its meetings at such times and places as specified by the Committee Chairman. A majority of the members of the Committee shall constitute a quorum. All actions of the Committee shall be taken by a majority of the members at a meeting duly called by its Chairman; provided, however, any action taken by a written document signed by a majority of the members of the Committee shall be as effective as action taken by the Committee at a meeting duly called and held.

     C. Committee Powers. Subject to the provisions of this Plan which, inter alia, provide for the automatic grant of Awards to Eligible Individuals, the Committee shall have full authority in its discretion to (i) designate the Eligible Individuals to whom Awards shall be granted, (ii) determine the number of Shares to be made available under each such Award, (iii) determine the period or periods in which the Participant may exercise such Award, (iv) determine the date when such Award expires, (v) determine the market value for each Share under such Award, and (vi) determine the grounds of forfeiture of an Award. The Committee shall have all powers necessary to administer the Plan in accordance with its terms, including the power to interpret this Plan and any ambiguity arising thereunder and to resolve all questions arising under this Plan. The Committee may prescribe such rules and regulations for administering this Plan as the Committee deems appropriate.



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                                     SECTION FIVE

                                 GRANT OF AWARDS AND
                   LIMITATION OF NUMBER OF SHARES SUBJECT TO AWARD

     The Committee shall, in accordance with this Section Five, make Awards to each Eligible Individual, provided that (i) to the extent that an Award lapses or the rights of the Participant to whom it was granted terminate, expire or are cancelled for any other reason, in whole or in part, Shares (or remaining Shares) subject to such Award shall again be available for the grant of an Award under the Plan; and (ii) Shares delivered by the Trust under the Plan may be authorized and unissued Shares, Shares held in the treasury of the Trust or Shares purchased on the open market (including private purchases) in accordance with applicable securities laws. In determining the size of each Award, the Committee shall apply the following methodology:

     A. Awards to Eligible Individuals Who are Employees of the Trust. Awards of Restricted Shares shall be made to Eligible Individuals who are employees of the Trust on or about December 15 of each calendar year. If the Eligible Individual is the Chief Executive Officer of the Trust, such individual shall receive an Award of Restricted Shares with a market value equal to nine percent (9%) of his Total Cash Compensation, as defined below. If the Eligible Individual is a Senior Vice President of the Trust, such individual shall receive an Award of Restricted Shares with a market value equal to seven percent 7(%) of his Total Cash Compensation. If the Eligible Individual is a Vice President of the Trust, such individual shall receive an Award of Restricted Shares with a market value equal to two and one-half percent (2.5%) of his/her
          Total Cash Compensation.  If the Eligible   Individual is a person
          who does not hold an officer's position but is otherwise designated by the Committee as an Eligible Individual, the amount of such individual's Award of Restricted Shares shall be determined by the
          Committee.  For these purposes, Total Cash          Compensation
          shall equal such Eligible Individual's annual salary paid     or to
          be paid during the current calendar year plus the bonus amount projected to be paid with respect to the current calendar year under the Trust's bonus pool program.

     B. Awards to Eligible Individuals Who are Trustees. An Award of four hundred (400) Unrestricted Shares shall be made to each Eligible Individual who is a trustee on or about December 16 of each calendar year.

     C. Aggregate Limitation. The aggregate number of Shares which can be made the subject of Awards under this Plan, together with the aggregate number of Shares issued either directly or in connection with the exercise of a stock option under any other plan maintained by the Trust, may not exceed three percent (3%) of the number of then-outstanding Shares in any one calendar year and may not exceed,

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          in the aggregate, during any five (5) year period, ten percent (10%)
          of the number of then-outstanding Shares.


                                     SECTION SIX

                                     ELIGIBILITY

     Officers who hold the position of Vice President or higher and trustees of the Trust and other employees of the Trust designated by the Committee as Eligible Individuals shall be eligible to be granted Awards under the Plan. A member of the Committee shall continue to be eligible for an Award hereunder.


                                    SECTION SEVEN

                                     SHARE AWARDS

     A. Grants of Shares. An Award made pursuant to this Section Seven shall be granted in the form of Shares. In the case of a Participant who is an employee, such Shares shall be restricted and held by the Trust in a Custodial Account in the name of the Participant until the lapse of the restriction period set forth in Section Seven B, below. Within thirty (30) days of the lapse of the restriction period set forth in Section Seven B, below, a certificate representing all Shares relating to an Award which have not been previously forfeited under Section Seven D, below, shall be transferred from such Custodial Account to the Participant without the payment of consideration by such Participant. Unrestricted Shares granted to a trustee shall be issued in the name of the Participant without a restrictive legend within thirty (30) days from the date of grant.

     The Committee may also impose such other restrictions and conditions on the Restricted Shares as it deems appropriate.

     B.   Restriction Period - Employees.   At the time a Restricted Share Award
is made, the Committee shall establish a restriction period applicable to such Award which shall be five (5) years, during which twenty percent (20%) of the Shares related to such Award shall become nonforfeitable on each anniversary of the date of such grant. The total number of Restricted Shares which may be granted to any single Covered Employee under this Plan during any calendar year shall be limited to 100,000.

     C. Restriction Period - Trustees. Restriction periods shall not apply to Unrestricted Share Awards granted to trustees.




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     D.   Forfeiture of Award.  In the event a Participant ceases employment during a restriction period, subject to the terms of each particular Restricted Share Award, and subject to the special rules set forth below in Section Ten regarding death, disability, and retirement on or after attainment of age 65, lay-off and Change in Control of the Trust, Shares which had not previously vested under the terms of the Award as of the date of termination of employment shall be forfeited. The vested portion of the Award shall continue to be subject to restriction on transfer until the expiration of the restriction period.

     Any Restricted Shares which are forfeited shall be held by the Trust for potential reissuance under this Plan.


                                    SECTION EIGHT

                        CHANGES IN CAPITAL STRUCTURE OR SHARES

     In the event any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of Shares, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the capital structure or Shares of the Trust, the Committee shall make adjustments, determined by the Committee in its discretion to be appropriate, as to the number and kind of securities subject to this Plan and specified in Section Five of this Plan and as to the number and kind of securities covered by each outstanding Award.

                                     SECTION NINE

                       CORPORATE REORGANIZATION OR DISSOLUTION

     A. Discontinuation of the Plan. The Plan shall be discontinued in the event of the dissolution or liquidation of the Trust or in the event of a Reorganization (as hereinafter defined) in which the Trust is not the surviving company, or in which the Trust is or becomes a subsidiary of another company after the effective date of the Reorganization and no plan or agreement respecting the Reorganization is established which specifically provides for the continuation of the Plan and the change, conversion, or exchange of the Shares relating to existing Awards under this Plan for securities of another corporation. Upon the dissolution of the Plan in connection with an event described in this Paragraph A, all Awards shall become fully vested.

     B. Continuation of the Plan Upon a Reorganization. In the event of a Reorganization (as hereinafter defined) (i) in which the Trust is not the surviving or acquiring company, or in which the Trust is or becomes a subsidiary of another company after the effective date of the Reorganization, and (ii) with respect to which there is a reorganization agreement which undertakes to continue the Plan and to provide for the change, conversion or exchange of the


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Shares attributable to outstanding Awards for securities of another corporation, then the Plan shall continue and the Committee shall adjust the Shares under such outstanding Awards (and shall adjust the Shares remaining under the Plan which are then to be available for the grant of additional Awards under the Plan, if the reorganization agreement makes specific provisions therefor), in a manner not inconsistent with the provisions of the reorganization agreement and this Plan for the adjustment, change, conversion or exchange of such Awards.

     The term "Reorganization" as used in this Section Nine shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Trust, or sale, pursuant to an agreement with the Trust, of securities of the Trust pursuant to which the Trust is or becomes a subsidiary of another company after the effective date of the Reorganization.

     C. Adjustments and Determinations. Adjustments and determinations under this Section Nine shall be made by the Committee, whose decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.

                                     SECTION TEN

             RETIREMENT, DISABILITY, DEATH, LAY-OFF AND CHANGE IN CONTROL

     A. Retirement, Disability and Death. In the event of retirement on or after attaining age 65, disability, or death of a Participant who is an employee, all nonvested Shares shall immediately vest but no Shares shall be released from the restriction on transfer until the original restriction period relating to the Award lapses. Each Participant who is an employee may designate a beneficiary for the Shares awarded to him/her under this Plan.
If the Participant fails to designate a beneficiary, the Participant shall be deemed to have designated his/her estate as his/her beneficiary.

     B. Lay-Off. In the event the employment of a Participant who is an employee is terminated due to a lay-off in connection with a reduction in force, the Restricted Shares shall continue to vest in accordance with the schedule set forth in Section Seven B, notwithstanding the termination of employment. No Shares shall be released from the restriction on transfer until the original restriction period relating to the Award lapses.

     C. Change in Control. In the event of a Change in Control, all nonvested Shares shall immediately vest but shall not be released from the restriction on transfer until the original restriction period relating to the Award lapses.



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                                    SECTION ELEVEN

                               MISCELLANEOUS PROVISIONS

     A. Nontransferability. The Committee may impose such restrictions on the transferability of an Award, if any, as it may in its sole discretion determine.

     B. No Employment or Trusteeship Right. Neither this Plan nor any action taken hereunder shall be construed as giving any right to be retained as an employee or trustee of the Trust.

     C. Tax Withholding. Upon vesting of a portion of the Award, the employee to whom the Award was granted may be required to pay to the Trust, as appropriate, the amount of any such taxes which the Trust is required to withhold with respect to such vesting of such Shares. At the request of a Participant, or as required by law, such sums as may be required for the payment of any estimated or accrued income tax liability may be withheld from other compensation due by the Trust to such individual and paid over to the governmental entity entitled to receive the same. The Committee may from time to time establish procedures for the withholding of Shares.

     D. Government and Other Regulations. The obligation of the Trust to make payment of Awards in Shares or otherwise shall be subject to all applicable laws, rules, and regulations and to such approvals by any government agencies as may be required. The Trust shall be under no obligation to register under the Securities Act of 1933, as amended ("Act"), any of the Shares issued, delivered or paid in settlement under the Plan. If Shares awarded under the Plan may in certain circumstances be exempt from registration under the Act, the Trust may restrict its transfer in such manner as it deems advisable to ensure such exempt status.

     E. Limits on Discretion. Anything in this Plan to the contrary notwithstanding, if the Award so provides, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such discretion would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

     F. Governing Law. All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the State of Maryland, without regard to its principles of conflict of laws.

     G. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles and headings, shall control.

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                                    SECTION TWELVE

                                  AMENDMENT OF PLAN

     A. Discretion of the Board. The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except no such action may be taken without the consent of the Participant to whom any Award shall theretofore have been granted, which adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder.

     B. Automatic Termination. This Plan shall terminate on December 15, 2007. Awards may be granted under this Plan at any time and from time to time prior to the termination of the Plan. Any Award outstanding at the time the Plan is terminated shall remain in effect until said Award is exercised or expires.



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